Filed pursuant to Rule 424(b)(5)


The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                Subject to Completion, dated September 17, 2002

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 23, 1996)

                                  $70,000,000
                         System Energy Resources, Inc.

                  FIRST MORTGAGE BONDS,     % SERIES DUE 2007

   We are offering $70 million of our First Mortgage Bonds,     % Series due
2007. The maturity date of the bonds is September 1, 2007. We will pay interest on the bonds on March 1 and September 1 of each year. The first interest payment on the bonds will be made on March 1, 2003. We may redeem the bonds, in whole or in part, at any time prior to maturity, at the redemption price described in this prospectus supplement.

   As described in the accompanying prospectus, the bonds are a series of first mortgage bonds issued under our mortgage and deed of trust with the benefit of a first mortgage lien on substantially all of our property, which consists of our interest in the Grand Gulf Nuclear Electric Generating Station. The bonds will also be secured by the assignment of our rights to payments under certain support agreements described in this prospectus supplement between us and our affiliates. Other indebtedness of ours is secured by assignments of these support agreements, and we have reserved the right to assign them to future holders of our indebtedness. We have also reserved the right to terminate these agreements without the consent of holders of our outstanding first mortgage bonds, subject to certain conditions described in the accompanying prospectus. By purchasing these bonds, you will pre-consent to our right to terminate these agreements.

                               -----------------

   See "System Energy Resources, Inc. and Risk Factors" on page S-3 of this prospectus supplement for information that should be considered by prospective investors.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------

                                     Underwriting
                                     Discounts and  Proceeds to us
                     Price to Public  Commissions  (before expenses)
                     --------------- ------------- -----------------
            Per bond         %              %               %
            Total...      $              $               $

   Your purchase price will also include any interest that has accrued on the bonds since their issue date.

                               -----------------

   The underwriters expect to deliver the bonds to purchasers through The
Depository Trust Company on or about September    , 2002.

                               -----------------

                          Joint Book-Running Managers

        Barclays Capital                                  BNP PARIBAS

                                  Co-Manager

                       The Williams Capital Group, L.P.

September   , 2002

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than as of the dates of these documents or the date these documents were filed with the SEC. We are not making an offer of the bonds in any state where the offer is not permitted.

                               -----------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                             Page
                                                             ----
              Where You Can Find More Information...........  S-3
              Forward-Looking Information...................  S-3
              System Energy Resources, Inc. and Risk Factors  S-4
              Selected Financial Information................ S-10
              Use of Proceeds............................... S-10
              Description of the Bonds...................... S-11
              Underwriting.................................. S-13
              Experts and Legality.......................... S-14

                                  Prospectus

              Available Information..........................    2
              Incorporation of Certain Documents by Reference    2
              Risk Factor....................................    3
              The Company....................................    3
              Use of Proceeds................................    6
              Ratio of Earnings to Fixed Charges.............    6
              Description of the New Bonds...................    6
              Description of Debt Securities.................   11
              Book-Entry Securities..........................   18
              Plan of Distribution...........................   20
              Experts and Legality...........................   21

                      WHERE YOU CAN FIND MORE INFORMATION

   We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public on the Internet at the SEC's website located at http://www.sec.gov.
You may read and copy any document at the SEC public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Call the SEC at 1-800-732-0330 for more information about the public reference room and how to request documents.

   The SEC allows us to "incorporate by reference" the information filed by us with the SEC, which means we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, if the filings are made prior to the time that all of the bonds are sold in this offering:

   1. our annual report on Form 10-K for the year ended December 31, 2001 (the "2001 10-K"),

   2. our quarterly reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, and

   3. our current report on Form 8-K filed August 12, 2002.

   You may access a copy of any or all of these filings, free of charge, at our website located at http://www.entergy.com or by writing or calling us as follows:

   Mr. Christopher T. Screen
   Assistant Secretary
   System Energy Resources, Inc.
   P.O. Box 61000
   New Orleans, Louisiana 70161
   (504) 576-4212

You may also direct your requests via e-mail to cscreen@entergy.com.

                          FORWARD-LOOKING INFORMATION

   The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Investors are cautioned that forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference with respect to the revenues, earnings, performance, strategies, prospects and other aspects of the business of System Energy Resources, Inc. and the System Operating Companies (as defined herein) may involve risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties relating to: the effects of weather, the performance of generating units and transmission systems, the possession of nuclear materials, fuel and purchased power prices and availability, the effects of regulatory decisions and changes in law, litigation, capital spending requirements and the availability of capital, the onset of competition, the ability to recover net regulatory assets and other potential stranded costs, the effects of the California electricity market on the utility industry nationally, advances in technology, changes in accounting standards, corporate restructuring and changes in capital structure, the success of new business ventures, changes in the markets for electricity and other energy-related commodities, including the use of financial and derivative instruments and volatility of changes in market prices, changes in the number of participants and the risk profile of such participants in the energy marketing and trading business, changes in interest rates and in financial and foreign currency markets generally, the economic climate and growth in the service territories of the System Operating Companies, changes in corporate strategies, and other factors.

                SYSTEM ENERGY RESOURCES, INC. AND RISK FACTORS

   The following section replaces in its entirety the sections entitled "The Company" and "Risk Factor" in the accompanying prospectus.

System Energy Resources, Inc.

General

   Our principal executive offices are located at Echelon One, 1340 Echelon Parkway, Jackson, Mississippi 39213. Our telephone number is 601-368-5000. We are a wholly-owned subsidiary of Entergy Corporation ("Entergy"), a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended, which also owns all of the common stock of Entergy Arkansas, Inc. ("Entergy Arkansas"), Entergy Gulf States, Inc. ("Entergy Gulf States"), Entergy Louisiana, Inc. ("Entergy Louisiana"), Entergy Mississippi, Inc. ("Entergy Mississippi") and Entergy New Orleans, Inc. ("Entergy New Orleans," and together with Entergy Arkansas, Entergy Louisiana and Entergy Mississippi, the "System Operating Companies"). Other subsidiaries of Entergy from which we buy services include Entergy Services, Inc., an administrative services company, and Entergy Operations, Inc., a nuclear management services company ("Entergy Operations"). We buy nuclear fuel and certain related services from System Fuels, Inc., another Entergy subsidiary (Entergy and its consolidated subsidiaries, the "Entergy System").

Nature of Our Business

   Our principal asset consists of a 90% ownership/leasehold interest in Grand Gulf 1 ("Grand Gulf 1"), a 1,250-megawatt nuclear powered electric generating unit near Port Gibson, Mississippi. The other 10% of Grand Gulf 1 is owned by South Mississippi Electric Power Association, a wholesale cooperative in Mississippi. As a result of recent additions to the cooling tower system at Grand Gulf 1, the rated capability and output of the unit has increased by an average of 20 megawatts. Grand Gulf 1 began commercial operation in 1985 and has operated without significant shutdown since that time except for normal refueling outages. We have approximately a 78.5% ownership interest and, from a sale and leaseback transaction, an 11.5% leasehold interest in Grand Gulf 1. As part of the sale and leaseback arrangements, we are required to maintain letters of credit to secure certain amounts payable for the benefit of the equity investors under the leases. The current letters of credit, in the aggregate amount of approximately $193 million, are effective until March 20, 2003. We expect to replace the letters of credit prior to that time.

   We sell the capacity and energy from our 90% interest exclusively to the System Operating Companies. These sales are made under a Unit Power Sales Agreement among us and the System Operating Companies (the "Unit Power Sales Agreement") which has been approved by the Federal Energy Regulatory Commission (the "FERC"). (See "--Source of Revenue" below.) In 1990, Entergy Operations took over responsibility for operating Grand Gulf 1. We began a normal scheduled refueling outage on September 13, 2002. No unusual circumstances are foreseen, and we anticipate the outage to last approximately 30 days. At June 30, 2002, we had utility plant assets (net of accumulated depreciation) of $2.2 billion, long-term debt of $819 million and common shareholder's equity of $893 million.

Source of Revenue

   Our operating revenues are derived from the allocation of the capacity, energy and related costs associated with our 90% share of Grand Gulf 1 pursuant to the Unit Power Sales Agreement. Under that agreement, we agreed to sell all of our owned and leased share of capacity and energy from Grand Gulf 1 to the System Operating Companies in accordance with specified percentages (Entergy Arkansas, 36%, Entergy Louisiana, 14%, Entergy Mississippi, 33% and Entergy New Orleans, 17%) ordered by the FERC. Charges under this agreement are paid as consideration for the respective entitlements of the System Operating Companies to receive capacity and energy and are payable on a full cost-of-service basis irrespective of the quantity of energy delivered so long as Grand Gulf 1 remains in commercial operation. The current monthly obligation for payments from the System Operating Companies to us under the Unit Power Sales Agreement is approximately $56 million.

   Payments under the Unit Power Sales Agreement are our only source of operating revenues. Our financial condition, therefore, depends upon the receipt of payments from the System Operating Companies under the Unit Power Sales Agreement and on the continued commercial operation of Grand Gulf 1. We have no reason to believe that the System Operating Companies will not be in a position to meet their financial obligations to pay for their allocated portions of Grand Gulf 1 capacity and energy under the Unit Power Sales Agreement. For information with respect to other commitments and contingent obligations of the System Operating Companies, reference is made to Note 9, "Commitments and Contingencies" of the Notes to Financial Statements of each of the System Operating Companies in its respective Annual Report on Form 10-K for the year ended December 31, 2001.

   The Unit Power Sales Agreement is to remain in effect until terminated by the parties (this termination being subject to the FERC's approval), which we expect to occur upon Grand Gulf 1's retirement from service at the expiration date of its operating license, November 1, 2024. In general, approval by holders of our outstanding indebtedness for borrowed money would not be required for termination, amendment or modification of the Unit Power Sales Agreement.

Contractual Arrangements for the Benefit of Creditors

   As described in the accompanying prospectus, substantially all of our property is subject to our mortgage, which secured approximately $70 million of our outstanding first mortgage bonds at June 30, 2002. We expect to use the net proceeds from the offering to redeem these outstanding first mortgage bonds prior to maturity. See "Use of Proceeds." In addition, certain of our indebtedness for borrowed money, including our outstanding first mortgage bonds, is secured by assignments of our rights under our Capital Funds Agreement, dated as of June 21, 1974, as amended and supplemented, with Entergy (the "Capital Funds Agreement") and our Availability Agreement dated as of
June 21, 1974, as amended, with the System Operating Companies (the "Availability Agreement"). The bonds offered by this prospectus supplement will likewise be secured by assignments of our rights under these support arrangements; however, by the terms of the bonds, holders of the bonds will consent to our right to terminate these agreements and assignments without any further action by the holders, subject to certain conditions.

   Pursuant to the Capital Funds Agreement and the assignments thereof, Entergy has agreed to supply to us sufficient capital to (1) maintain our equity capital at an amount equal to a minimum of 35% of our total capitalization (excluding short-term debt), and (2) permit the continuation of commercial operation of Grand Gulf 1 and to pay in full all of our indebtedness for borrowed money when due under any circumstances. The performance by Entergy of its obligations under the Capital Funds Agreement is not conditioned on Grand Gulf 1 continuing to remain in service.

   Pursuant to the Availability Agreement and the assignments thereof, the System Operating Companies are individually obligated to make payments or subordinated advances to us in accordance with stated percentages (Entergy Arkansas, 17.1%, Entergy Louisiana, 26.9%, Entergy Mississippi, 31.3% and Entergy New Orleans, 24.7%) in amounts that, when added to amounts received under the Unit Power Sales Agreement or otherwise, are adequate to cover all of
(i) our operating expenses for the Grand Gulf Nuclear Electric Generating Station, including depreciation at a specified rate and permanent shutdown costs, (ii) our interest charges and (iii) the amounts sufficient to amortize our investment in Grand Gulf 2 over 27 years. The respective percentages of payments due by the System Operating Companies were agreed upon by the parties pursuant to an amendment to the Availability Agreement in connection with the financing of the construction costs of Grand Gulf 1. The different percentages of allocation of capacity and energy from Grand Gulf 1, and the corresponding payments due by the System Operating Companies under the Unit Power Sales Agreement, were ordered by the FERC in June 1985 based upon the FERC's determination of these companies' system-wide demand responsibilities.

   The Availability Agreement provides assurances that we would have available adequate cash resources to cover our operating expenses, interest costs and depreciation charges and permanent shutdown costs in the event of a shortfall of funds available to us from sales of capacity and energy under the Unit Power Sales Agreement and from other sources. These assurances do not cover or provide for a return on equity. On the other hand, payments to us under the Unit Power Sales Agreement cover our full cost of service, to the extent allowed pursuant to FERC ratemaking practices, including a return on equity. The Availability Agreement by its terms provides that amounts payable thereunder in respect of Grand Gulf 1 are payable even if the unit is not in service for any reason. As discussed above, payments under the Unit Power Sales Agreement are required to be made so long as Grand Gulf 1 remains in commercial operation. Since commercial operation of Grand Gulf 1 began, payments under the Unit Power Sales Agreement to us have exceeded the amounts payable under the Availability Agreement. Accordingly, no payments under the Availability Agreement by the System Operating Companies have ever been required.

   The Capital Funds Agreement and the Availability Agreement may be terminated, amended or modified by mutual agreement of the parties thereto, and, upon also obtaining, if required, the consent of those holders of our indebtedness then outstanding who have received assignments of the agreements as referred to above. We currently have the right to terminate the Availability Agreement and the assignments thereof without the consent of any assignees. For more information regarding pre-consents to our right to terminate these agreements, see "--Risk Factors" below.

Other Unit Power Sales Agreement and System Agreement Issues

   The System Operating Companies have historically engaged in the coordinated planning, construction and operation of generating and transmission facilities under the terms of a separate affiliate agreement called the System Agreement.

   In June 2001, two of the Entergy System's regulators, the Louisiana Public Service Commission (the "LPSC") and the Council of the City of New Orleans (the "Council"), commenced a new proceeding at the FERC and alleged that the rough production cost equalization established by the System Agreement and the Unit Power Sales Agreement had been disrupted by changed circumstances. The LPSC and the Council have requested that the FERC amend the System Agreement and the Unit Power Sales Agreement either to achieve full production cost equalization or to establish a test for rough production cost equalization which would require that the production costs of any System Operating Company be within 5% of the Entergy System average production costs and would establish a basis by which the System Agreement could be altered in the event that production costs of any System Operating Company were beyond that bandwidth of 5% above or below the Entergy System average production costs. Neither the LPSC nor the Council has proposed that revenue to which we are currently entitled under the Unit Power Sales Agreement be reduced. Several parties have filed interventions in the proceeding, including other Entergy System retail rate regulators, the Arkansas Public Service Commission (the "APSC") and the Mississippi Public Service Commission (the "MPSC"). The Entergy System filed its response to the complaint in July 2001 denying the allegations of the LPSC and the Council. Entergy plans to file responsive testimony on November 1, 2002. The FERC set the matter for hearing and established a 15 month refund effective period. The hearing is scheduled for February 2003 and a FERC decision is expected by the end of 2003.

   In their complaint, the LPSC and the Council allege that, given the changes in the electric markets and the mix of generation in the Entergy System, the Entergy System utilities in Louisiana will incur production costs significantly above the average annual production costs of the System Operating Companies, and the Entergy System utilities in Arkansas and Mississippi will incur production costs significantly below the Entergy System average annual production costs. These allegations are a function of assumptions regarding such things as future natural gas prices, the future market price of electricity and other factors. If the FERC grants the relief requested by the LPSC and the Council, the relief may result in a material increase in production costs allocated to those System Operating Companies whose production costs currently are projected to be below the Entergy System average and a material decrease in production costs allocated to those System Operating Companies whose production costs currently are projected to be above the Entergy System average. We believe that any changes in the allocation of production costs resulting from a FERC decision should result in corresponding changes at the retail level. Therefore, we believe that any changes that would be made to the Unit Power Sales Agreement as a result of changes in the allocation of production costs would not have a material effect on our financial condition, although neither the timing nor the outcome of the proceedings at the FERC can be predicted at this time.

   The LPSC has instituted a companion ex parte System Agreement investigation to litigate several of the System Agreement issues that the LPSC is litigating before the FERC. This companion proceeding implies that the LPSC may interpret various provisions of the System Agreement. In addition, by this companion proceeding, the LPSC is questioning whether Entergy Louisiana and Entergy Gulf States were prudent in not previously seeking changes to the System Agreement, certain billing practices or the method of allocation, so as to lower costs imposed upon their ratepayers and to increase costs imposed upon ratepayers of other System Operating Companies. Entergy Louisiana and Entergy Gulf States have challenged the propriety of the LPSC's litigating System Agreement issues. Nevertheless, on January 16, 2002, the LPSC affirmed a decision of its administrative law judge upholding the LPSC staff's right to litigate certain System Agreement issues at the LPSC, rather than before the FERC. Regardless of the LPSC's decision on these issues, we do not believe there will be any change in the amount of revenue that we are currently entitled to receive under the Unit Power Sales Agreement as a result of this proceeding.

Wholesale Rate Proceedings

   In December 1995, we implemented a $65.5 million rate increase, subject to refund. In July 2001, the rate increase proceeding became final with the FERC approving a prospective 10.94% return on equity. The FERC's decision also changed other aspects of our proposed rate schedule, including the depreciation rate and decommissioning costs and their methodology. We made a compliance tariff filing with the FERC in August 2001 which was accepted in November 2001. In accordance with regulatory accounting principles, during the pendency of the case, we recorded reserves for potential refunds against revenues. Upon the order becoming final, we and the System Operating Companies recorded entries to spread the impacts of the FERC's order to the various revenue, expense, asset and liability accounts affected, as if the order had been in effect since commencement of the case in 1995. We also recorded an additional reserve amount against revenue to adjust our estimate of the impact of the order, and we recorded additional interest expense on that reserve. We also recorded reductions in depreciation and decommissioning expenses to reflect the lower levels in the FERC's order, and we reduced tax expense affected by the order. We made refunds to the System Operating Companies in December 2001, and the System Operating Companies have, or will, in turn, refund or give credit to their customers for a portion of our refunds to them.

Risk Factors

Our ownership and operation of a nuclear generating facility, our principal asset, creates business, financial and waste disposal risks.

   Our principal asset is a 90% ownership/leasehold interest in Grand Gulf 1, a 1,250-megawatt nuclear powered generating unit. We are, therefore, subject to the risks related to owning and operating a nuclear generating facility. These include risks arising from the use, storage, handling and disposal of high-level and low-level radioactive materials, limitations on the amounts and types of insurance commercially available in respect of losses that might arise in connection with nuclear operations, and uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives (our operating license for Grand Gulf 1 expires on November 1, 2024). In addition, concerns are being expressed in public forums about the safety of nuclear generation units and nuclear fuel. These concerns have led to various proposals to federal authorities for legislative and regulatory changes that could lead to the shut down of nuclear units, denial of life extension applications, unavailability of sites for spent nuclear fuel disposal, or other adverse effects on owning and operating nuclear generating facilities. If any of the proposals relating to legislative and regulatory changes became effective, it could have a material adverse effect on our results of operations or financial condition.

Our business consists of the ownership and operation of a single nuclear generating facility, and we are dependent on our affiliated companies for all of our revenues.

   Our operating revenues are derived from the allocation of the capacity, energy and related costs associated with our 90% ownership/leasehold interest in Grand Gulf 1. As discussed above, charges under the Unit Power Sales Agreement are paid by the System Operating Companies as consideration for their respective entitlements to receive capacity and energy and are payable on a full cost-of-service basis so long as Grand Gulf 1 remains in commercial operation. The useful economic life of Grand Gulf 1 is finite and is limited by the terms of its operating license, which is currently due to expire on November 1, 2024.

   Payments under the Unit Power Sales Agreement are our only source of operating revenues. Our financial condition depends both on the receipt of payments from the System Operating Companies under the Unit Power Sales Agreement and on the continued commercial operation of Grand Gulf 1. We have no reason to believe that the System Operating Companies will not be in a position to meet their financial obligations to pay for their allocated portions of Grand Gulf 1 capacity and energy under the Unit Power Sales Agreement.

We operate in a heavily regulated industry, and decisions made by regulators are largely outside our control.

   We operate in a heavily regulated environment that is currently subject to intense public scrutiny. The regulation of the electric power industry continues to undergo substantial changes at both the state and federal level. These changes have significantly affected the industry and the manner in which its participants conduct their businesses. Future changes in laws and regulations may have an effect on our business in ways that we cannot predict, although certain of these changes may have a more pronounced effect on us, as a single-asset company, than on more diversified regulated businesses.

   FERC regulates the rates for our sales of capacity and energy from Grand Gulf 1 to the System Operating Companies pursuant to the Unit Power Sales Agreement. In July 2001, our 1995 rate increase proceeding became final, with FERC approving a prospective 10.94% return on equity. We may become subject to future rate proceedings which could affect the revenues we collect under the Unit Power Sales Agreement. These proceedings may be instituted by us, by the FERC itself or by the state regulators of the System Operating Companies. As discussed above, separate proceedings that relate primarily to other rate schedules governing sales and purchases of electric power among the System Operating Companies could have an indirect effect on the System Operating Companies and their respective responsibilities under the Unit Power Sales Agreement.

   In addition to FERC rate regulation, we are subject to the complex licensing and safety-related regulations of the Nuclear Regulatory Commission (the "NRC"). The NRC has broad authority under federal law to impose licensing and safety-related requirements upon owners and operators of nuclear generating facilities and, in the event of non-compliance, has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Safety requirements promulgated by the NRC have, in the past, necessitated substantial capital expenditures at nuclear plants and additional such expenditures could be required in the future. In addition, as a result of potential terrorist threats and increased public concerns about the security of nuclear plants, licensing and compliance costs could increase.

The bonds will benefit from the support of the Availability Agreement and the Capital Funds Agreement; however, we have reserved the right to terminate these arrangements.

   As described above, the Availability Agreement and the Capital Funds Agreement are backstop arrangements for the benefit of our bondholders and other lenders. In addition to the lien of our mortgage, the bonds will have the sole and exclusive benefit of the Thirty-fourth Assignment of Availability Agreement, Consent and Agreement and the Thirty-fourth Supplementary Capital Funds Agreement and Assignment. We currently have the right to terminate the Availability Agreement, and the assignments thereof, without the consent of any assignees. By purchasing bonds, you will pre-consent to the termination of the Availability Agreement and the Assignment of Availability Agreement that applies to the bonds. We have reserved the similar right to terminate the Capital Funds Agreement, and the assignments thereof, when all other holders of our indebtedness who currently have the benefit of such security consent to such an action (or their indebtedness is retired). By purchasing bonds, you will pre-consent to the termination of the Capital Funds Agreement and the Supplementary Capital Funds Agreement that applies to the bonds. All other holders of our first mortgage bonds have entered into similar pre-consents. Exercise of the right to terminate these agreements would end all support arrangements contained in the respective agreement, including the support arrangements in case of a permanent shut down of Grand Gulf 1. This exercise, if undertaken by us, may have an adverse impact on our outstanding securities, including the bonds.

Additional Information

   For further information about the support arrangements described above, see "Description of the Bonds" in this prospectus supplement and "Description of the New Bonds" in the accompanying prospectus, and for further information about our business, our support arrangements, our rate proceedings and other proceedings, please refer in the 2001 10-K to Part I, Item 1, "Business of Entergy-Industry Restructuring and Competition," "Capital Requirements and Future Financing--Certain Grand Gulf-related Financial and Support Agreements," "Rate Matters, Regulation, and Litigation--Rate Matters--Wholesale Rate Matters--System Energy" and "--System Agreement," and Part I, Item 8, "Management's Financial Discussion and Analysis--Significant Factors and Known Trends--System Agreement Proceedings," Note 2 to Financial Statements--"Rate and Regulatory Matters--Grand Gulf 1 Deferrals and Retained Shares," and "--System Energy's 1995 Rate Proceeding" and "--FERC Settlement" and Note 9 to Financial Statements--"Commitments and Contingencies--Grand Gulf 1-Related Agreements."

                        SELECTED FINANCIAL INFORMATION
                            (Dollars in Thousands)

   You should read our selected financial information set forth below in conjunction with the financial statements and other financial information contained in the documents incorporated by reference.

                                                           Twelve Months Ended
                                         --------------------------------------------------------
                                                                     December 31,
                                                     --------------------------------------------
                                          June 30,
                                            2002       2001     2000     1999     1998     1997
                                         ----------- -------- -------- -------- -------- --------
                                         (unaudited)
Income Statement Data:
  Operating Revenues....................  $516,181   $535,027 $656,749 $620,032 $602,373 $633,698
  Operating Income......................   267,640    270,454  270,745  263,436  282,643  293,194
  Interest Expense (net)................   113,821    137,188  117,665  146,062  114,255  126,970
  Net Income............................   126,332    116,355   93,745   82,372  106,416  102,295
  Ratio of Earnings to Fixed Charges(1).      2.45       2.12     2.41     1.90     2.52     2.31

                                                   As of June 30, 2002
                                                      (unaudited)
                                                   -----------------
                                                     Amount    Percent
                                                   ----------  -------
          Balance Sheet Data:
            Capitalization:
             Common Stock and Paid-in Capital..... $  789,350    44.3%
             Retained Earnings....................    103,408     5.8
                                                   ----------   -----
              Total Common Shareholder's Equity...    892,758    50.1
            First Mortgage Bonds(2)...............     70,000     3.9
            Other Long-Term Debt(3)...............    818,700    46.0
                                                   ----------   -----
                Total Capitalization.............. $1,781,458   100.0%
                                                   ----------   -----

--------
(1) As defined by Item 503(d) of Regulation S-K of the SEC, "Earnings" represent the aggregate of (a) income before the cumulative effect of an accounting change, (b) taxes based on income, (c) investment tax credit adjustments--net and (d) fixed charges. "Fixed Charges" as defined by Item 503(d) of Regulation S-K of the SEC include interest (whether expensed or capitalized), related amortization and estimated interest applicable to rentals charged to operating expenses.
(2) These first mortgage bonds mature on October 1, 2002.
(3) Excludes current maturities of $11,375,000. Includes obligations under the Grand Gulf 1 sale-leaseback of approximately $403.5 million and governmental obligations issued on our behalf of approximately $415.2 million.

                                USE OF PROCEEDS

   We anticipate our net proceeds from the sale of the bonds will be
approximately $    million after deducting underwriting discounts and estimated offering expenses. We will use the net proceeds we receive from the issuance and sale of the bonds, together with other available corporate funds, to redeem $70 million in principal amount of our First Mortgage Bonds, 8.25% Series due October 1, 2002 on September 30, 2002, at a price equal to 100% of the principal amount thereof plus accrued interest thereon to the redemption date.

                           DESCRIPTION OF THE BONDS

Interest, Maturity and Payment

   We are issuing $70 million of First Mortgage Bonds,   % Series due 2007
under the mortgage described in the accompanying prospectus. The maturity date of the bonds is September 1, 2007. We will pay interest on the bonds on March 1 and September 1 of each year. So long as the bonds are registered in the name of The Depository Trust Company ("DTC") or its nominee, the record date for interest payable on any interest payment date shall be the close of business on the Business Day immediately preceding that interest payment date. We will begin paying interest on the bonds on March 1, 2003. Interest starts to accrue from the date the bonds are issued. The bonds will be issued on the basis of retired bond credits. As of August 31, 2002, we could have issued approximately $1.3 billion of first mortgage bonds on the basis of retired bond credits. We have agreed to pay interest on any overdue principal and, if such payment is enforceable under the applicable law, on any overdue installment of interest on the bonds at the rate of interest per annum shown in their title to holders of record at the close of business on the Business Day immediately preceding our payment of such interest.

   Interest on the bonds will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a Business Day, the payment due on that interest payment date or the maturity date will be made on the next Business Day, and without any interest or other payment in respect of any such delay.

   As long as the bonds are registered in the name of DTC or its nominee, we will pay principal, any premium, and interest due on the bonds to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the bonds described in the accompanying prospectus under the heading "Book-Entry Securities."

Optional Redemption

   We may redeem the bonds, in whole or in part, at our option, at any time before the maturity of the bonds, on not less than 30 days' nor more than 60 days' notice, at a redemption price equal to the greater of (a) 100% of the principal amount of the bonds being redeemed and (b) as determined by the Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal of and interest on the bonds being redeemed (excluding the portion of any such interest accrued to the redemption date), discounted (for purposes of determining such present values) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve
30-day months) at the Adjusted Treasury Rate plus   %, and accrued interest
thereon to the redemption date.

   If, at the time notice of redemption is given, the redemption monies are not held by the corporate trustee, the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received.

   We may apply cash we deposit under any provision of the mortgage, with certain exceptions, to the redemption or purchase, including the purchase from us, of first mortgage bonds of any series including the bonds offered by this prospectus supplement.

   The bonds are not subject to redemption under any sinking or improvement fund or any maintenance or replacement fund.

Certain Definitions

   "Adjusted Treasury Rate" means, with respect to any redemption date:

      (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the bonds, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

      (2) if such release (or any successor release) is not published during the week preceding the calculation date for the Adjusted Treasury Rate or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

   The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

   "Business Day" means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the corporate trustee is closed for business.

   "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the bonds that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the bonds.

   "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

   "Independent Investment Banker" means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time or, if any of such firms is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

   "Reference Treasury Dealer" means (1) Barclays Capital Inc., BNP Paribas Securities Corp., The Williams Capital Group, L.P., and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m. on the third Business Day preceding such redemption date.

Additional Security for the Bonds

   The bonds will have as additional security the sole and exclusive benefit of the Thirty-fourth Assignment of Availability Agreement, Consent and Agreement and the Thirty-fourth Supplementary Capital Funds Agreement and Assignment, subject to our right to terminate these agreements, subject to certain conditions. By purchasing the bonds, you will pre-consent to our right to terminate these agreements. (See "System Energy Resources, Inc.

and Risk Factors--System Energy Resources, Inc.--Contractual Arrangements for the Benefit of Creditors" in this prospectus supplement and "Description of the New Bonds--Security" in the accompanying prospectus.)

Trustees

   The Bank of New York (successor to United States Trust Company of New York) and Douglas J. MacInnes (successor to Gerard F. Ganey and Malcolm J. Hood) are the trustees under the mortgage.

Additional Information

   For additional information about the bonds, see "Description of the New Bonds" in the accompanying prospectus, including:

      (1) additional information about the terms of the bonds, including security,

      (2) general information about the mortgage and the trustees,

      (3) a description of certain restrictions contained in the mortgage, and

      (4) a description of events of default under the mortgage.

                                 UNDERWRITING

   Under the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amount of the bonds set forth opposite its name below:

                                                    Principal
                                Name                 Amount
                                ----               -----------
                  Barclays Capital Inc............ $
                  BNP Paribas Securities Corp.....
                  The Williams Capital Group, L.P.
                                                   -----------
                         Total.................... $70,000,000
                                                   ===========

   Under the terms and conditions of the underwriting agreement, the underwriters have committed, subject to the terms and conditions set forth therein, to take and pay for all of the bonds if any are taken, provided, that under certain circumstances involving a default of an underwriter, less than all of the bonds may be purchased.

   The underwriters have advised us that they propose to offer all or part of the bonds directly to purchasers at the public offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at
such price less a concession not in excess of $     per bond. The underwriters
may allow, and such dealers may reallow to certain brokers and dealers, a
concession not in excess of $     per bond. After the bonds are released for
sale to the public, the public offering price and other selling terms may from time to time be varied.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

   The bonds are a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the bonds. The underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

   To facilitate the offering of the bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the bonds. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the bonds for their own accounts. In addition, to cover overallotments or to stabilize the price of the bonds, the underwriters may bid for, and purchase, the bonds in the open market. Finally, the underwriters may reclaim selling concessions allowed to a dealer for distributing the bonds in the offering if they repurchase previously distributed bonds in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the bonds above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

   We estimate that we will incur offering expenses of approximately $        .

   Certain underwriters or their affiliates may engage, or have engaged, in various general financing and banking transactions from time to time with us or our affiliates. Affiliates of the underwriters are lenders under certain Entergy System credit facilities.

                             EXPERTS AND LEGALITY

   The financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference from the 2001 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

   The legality of the bonds will be passed upon for us by Wise Carter Child & Caraway, Professional Association, Jackson, Mississippi, and Thelen Reid & Priest LLP, New York, New York, and for the underwriters by Pillsbury Winthrop LLP, New York, New York. Matters pertaining to New York law will be passed upon by Thelen Reid & Priest LLP, our New York counsel, matters pertaining to Mississippi law will be passed upon by Wise Carter Child & Caraway, Professional Association, our Mississippi counsel, and matters pertaining to Arkansas law will be passed upon by Friday, Eldredge & Clark, LLP, our Arkansas counsel.

   The statements made as to matters of law and legal conclusions under "Description of the Bonds" in this prospectus supplement and under "Description of the New Bonds" in the accompanying prospectus have been reviewed by Wise Carter Child & Caraway, Professional Association, Jackson, Mississippi, and, except as to "--Security" under "Description of the New Bonds" in the accompanying prospectus, have been reviewed by Thelen Reid & Priest LLP, New York, New York, and are set forth in reliance upon the opinions of said firm, respectively, and upon their authority as experts.

PROSPECTUS

                                 $695,000,000

                         System Energy Resources, Inc.

                             First Mortgage Bonds
                                Debt Securities

                               -----------------

   System Energy Resources, Inc. ("System Energy" or the "Company") intends to offer from time to time up to $695,000,000 aggregate principal amount of its securities, of which at least $160,000,000 will consist of First Mortgage Bonds of the Company (the "New Bonds"), and at least $235,000,000 will consist of unsecured Debt Securities of the Company (the "Debt Securities" and together with the New Bonds, the "Securities"). The remaining $300,000,000 will consist of New Bonds and/or Debt Securities, or any combination thereof, in one or more series at prices and on terms to be determined at the time of sale. For each issue of Securities for which this Prospectus is being delivered (the "Offered Bonds" or the "Offered Debt Securities," as the case may be, and, together, the "Offered Securities") there will be an accompanying Prospectus Supplement (the "Prospectus Supplement") that sets forth, without limitation and to the extent applicable, the specific designation, aggregate principal amount, denomination, maturity, premium, if any, rate of interest (which may be fixed or variable) or method of calculation thereof, time of payment of interest, any terms for redemption, any sinking fund provisions, any subordination provisions (in the case of the Debt Securities only), the initial public offering price, the names of any underwriters or agents, the principal amounts, if any, to be purchased by any such underwriters, the compensation of any such underwriters or agents, the amount and proposed use of proceeds to the Company from the Offered Securities and any other special terms of or pertinent information with respect to the Offered Securities. The Prospectus Supplement relating to the Offered Securities will also contain information concerning certain U.S. Federal income tax considerations if applicable to the Offered Securities.

    See "Risk Factor" at page 3 for information that should be considered by prospective investors.

   These securities have not been approved or disapproved by The Securities and Exchange Commission or any State securities commission nor has The Securities and Exchange Commission or any State securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               -----------------

   This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement. The Offered Securities will be sold through one or more underwriters, dealers or agents, or directly to one or more purchasers. The Prospectus Supplement will set forth the names of the underwriters, dealers or agents, if any, any applicable commissions or discounts and the net proceeds to the Company from any such sale of the Offered Securities. See "Plan of Distribution."

                 The date of this Prospectus is July 23, 1996.

                             AVAILABLE INFORMATION

   System Energy is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports include information, as of particular dates, concerning the Company's directors and officers, their remuneration, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549-1004; and at the following Regional Offices of the Commission: Chicago Regional Office, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661, and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Branch of the Commission at its principal office at 450 Fifth Street N.W., Washington, D.C. 20549. The Commission maintains a website that contains reports, proxy and information statements and other information regarding reporting companies under the Exchange Act, including the Company at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

      1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995 ( the "1995 10-K").

      2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

   In addition, all documents filed by the Company with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being herein referred to as "Incorporated Documents," provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act prior to the filing of the Company's next Annual Report on Form 10-K with the Commission shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after any such filing of an Annual Report on Form 10-K).

   Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document or in a Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein. Requests for such copies should be directed to Christopher T. Screen, P.O. Box 61000, New Orleans, La. 70161, telephone: (504) 576-4212.

   No person has been authorized to give any information or to make any representation not contained in this Prospectus, as supplemented or amended, or with respect to the Securities, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

   Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Prospectus.

                                  RISK FACTOR

   Prospective purchasers of the Securities offered hereby should carefully consider the matters set forth below, as well as the other information contained in this Prospectus and the Incorporated Documents, in evaluating an investment in the Securities.

Risks of Ownership of Nuclear Generating Facilities

   The Company is subject to the risks attendant upon the ownership and operation of Grand Gulf 1 ("Grand Gulf 1"), a 1,250 megawatt nuclear powered generating unit, which is the Company's principal asset. These include risks arising from the operation of nuclear facilities and the storage, handling and disposal of high-level and low-level radioactive materials, limitations on the amounts and types of insurance commercially available in respect of losses that might arise in connection with nuclear operations, and uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives. The Nuclear Regulatory Commission (the "NRC") has broad authority under Federal law to impose licensing and safety-related requirements upon owners and operators of nuclear generating facilities and, in the event of non-compliance, has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Safety requirements promulgated by the NRC have, in the past, necessitated substantial capital expenditures at nuclear plants and additional such expenditures could be required in the future. In addition, although the Company has no reason to anticipate a serious nuclear incident at Grand Gulf 1, if such an incident did occur, it could have a material but presently undeterminable adverse effect on the financial position of the Company.

                                  THE COMPANY

General

   The Company's principal executive offices are located at Echelon One, 1340 Echelon Parkway, Jackson, Mississippi 39213. The Company's telephone number is 601-368-5000. The Company is a wholly-owned subsidiary of Entergy Corporation ("Entergy"), a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended, which also owns all of the common stock of Entergy Arkansas, Inc., formerly Arkansas Power & Light Company ("Entergy Arkansas"), Entergy Gulf States, Inc., formerly Gulf States Utilities Company, Entergy Louisiana, Inc., formerly Louisiana Power & Light Company ("Entergy Louisiana"), Entergy Mississippi, Inc., formerly Mississippi Power & Light Company ("Entergy Mississippi"), Entergy New Orleans, Inc., formerly New Orleans Public Service Inc. ("Entergy New Orleans," together with Entergy Arkansas, Entergy Louisiana and Entergy Mississippi, the "System Operating Companies"). Other subsidiaries of Entergy include Entergy Services, Inc., a service company, Entergy Operations, Inc., a nuclear management services company ("Entergy Operations"), CitiPower Ltd., a retail electric distribution company servicing Melbourne, Australia and surrounding suburbs, Entergy Power, Inc., a wholesale power company, and Entergy Enterprises, Inc., a non-utility company. The System Operating Companies own System Fuels, Inc., which is responsible for the procurement, transportation and storage of fuel supplies for their generating plants.

Nature of the Company's Business

   The Company's principal asset consists of a 90% ownership/leasehold interest in Grand Gulf 1, a 1,250 megawatt nuclear powered electric generating unit near Port Gibson, Mississippi. The other 10% of Grand Gulf 1 is owned by South Mississippi Electric Power Association, a wholesale cooperative in Mississippi. The Company has approximately a 78.5% ownership interest and, pursuant to a sale and leaseback transaction, an 11.5% leasehold interest in Grand Gulf 1. The Company sells the capacity and energy from its 90% interest exclusively to four affiliated companies that are also subsidiaries of Entergy. These sales are made under the Unit Power Sales Agreement among the Company and the System Operating Companies (the "Unit Power Sales Agreement") which has been approved by the Federal Energy Regulatory Commission ("FERC"). (See "Source of Revenue" below.) At March 31, 1996, the Company had utility plant (net of accumulated depreciation) of $2.6 billion, long-term debt of $1.2 billion and common shareholder's equity of $865 million.

   The Company was formed in 1974 to construct, finance and own certain base-load generating units for the operating subsidiaries of Entergy. At that time, the Company contracted with Entergy Mississippi to act as the Company's agent for the design, construction, operation and maintenance of the Grand Gulf Station, a proposed two-unit nuclear-powered electric generating station having a capacity of 2,500 MW. Grand Gulf 1 was placed in commercial operation on July 1, 1985. Construction of the proposed second unit of the Grand Gulf Station was suspended in 1985 and this unit was canceled and written off in 1989. On July 28, 1986, the Company's name was changed from "Middle South Energy, Inc." to "System Energy Resources, Inc.," and effective December 20, 1986, the Company assumed the primary responsibilities, previously assigned to Entergy Mississippi, for the management, operation and maintenance of the Grand Gulf Station. In 1990, Entergy Operations took over responsibility for operating Grand Gulf 1.

Source of Revenue

   The operating revenues of the Company are derived from the allocation of the capacity and energy associated with the Company's 90% share of Grand Gulf 1 pursuant to the Unit Power Sales Agreement. Under that agreement, the Company has agreed to sell all of its 90% owned and leased share of capacity and energy from Grand Gulf 1 to the System Operating Companies in accordance with specified percentages (Entergy Arkansas 36%, Entergy Louisiana 14%, Entergy Mississippi 33% and Entergy New Orleans 17%) as ordered by FERC. Charges under this agreement are paid in consideration for the respective entitlements of the System Operating Companies to receive capacity and energy, and are payable irrespective of the quantity of energy delivered so long as the unit remains in commercial operation. The current monthly obligation for payments from the System Operating Companies to the Company under the Unit Power Sales Agreement is approximately $58 million.

   The financial condition of the Company depends exclusively upon the receipt of payments from the System Operating Companies and on the continued commercial operation of Grand Gulf 1. The Company has no reason to believe that these companies will not be in a position to meet their financial obligations to pay for their allocated portions of Grand Gulf 1 capacity and energy. For information with respect to other commitments and contingent obligations of the System Operating Companies, reference is made to Note 8, "Commitments and Contingencies" of Notes to the Financial Statements of each of Entergy Arkansas, Entergy Louisiana, Entergy Mississippi and Entergy New Orleans in its respective Annual Report on Form 10-K for the year ended December 31, 1995.

   The Unit Power Sales Agreement will remain in effect until terminated by the parties (such termination being subject to FERC approval), which the Company expects to occur upon Grand Gulf 1's retirement from service at the expiration date of its operating license, which currently is June 16, 2022, but which the Company currently is seeking to extend to November 1, 2024. In general, approval by holders of any of the Company's outstanding indebtedness for borrowed money would not be required for termination, amendment or modification of the Unit Power Sales Agreement. For further information with respect to the Unit Power Sales Agreement, reference is made to Part I, Item 1, "Certain System Financial and Support Agreements," on page 8 of the 1995 10-K, and to
Note 8, "Commitments and Contingencies" of the Company's Notes to Financial Statements on page 164 of the 1995 10-K.

Contractual Arrangements for the Benefit of Other Creditors

   Substantially all of the Company's property is subject to the lien of the Mortgage (as defined hereinafter) which secured approximately $530.3 million of outstanding debt at March 31, 1996. In addition, certain indebtedness for borrowed money of the Company, including its outstanding First Mortgage Bonds, is secured by assignments of the Company's rights under the Capital Funds Agreement, dated as of June 21, 1974, as amended and supplemented, between the Company and Entergy (the "Capital Funds Agreement") and under the Availability Agreement, dated as of June 21, 1974, as amended, among the Company and the System Operating Companies (the "Availability Agreement").

   Pursuant to the Capital Funds Agreement, Entergy has agreed to supply to the Company sufficient capital to (1) maintain the Company's equity capital at an amount equal to a minimum of 35% of its total capitalization (excluding short-term debt), and (2) permit the continuation of commercial operation of Grand Gulf 1 and to pay in full all indebtedness for borrowed money of the Company when due under any circumstances.

   Pursuant to the Availability Agreement and the assignments thereof, the System Operating Companies are individually obligated to make payments or subordinated advances to the Company in accordance with stated percentages (Entergy Arkansas 17.1%, Entergy Louisiana 26.9%, Entergy Mississippi 31.3% and Entergy New Orleans 24.7%) in amounts that, when added to amounts received under the Unit Power Sales Agreement or otherwise, are adequate to cover all of the Company's (i) operating expenses for the Grand Gulf Station, including depreciation at a specified rate and permanent shutdown costs, (ii) interest charges, and (iii) an amount sufficient to amortize the Company's investment in Grand Gulf 2 over 27 years. The respective percentages of payments due by the System Operating Companies were agreed upon by the parties pursuant to an amendment to the Availability Agreement in connection with the financing of the construction costs of Grand Gulf 1. The different percentages of allocation of capacity and energy from Grand Gulf 1, and the corresponding payments due by the System Operating Companies, under the Unit Power Sales Agreement were ordered by FERC in June 1985 based upon FERC's determination of these companies' system wide demand responsibilities.

   The Availability Agreement provides assurances that the Company would have available to it adequate cash resources to cover its operating expenses, interest costs and depreciation charges and permanent shutdown costs in the event of a shortfall of funds available to the Company from sales of capacity and energy under the Unit Power Sales Agreement and from other sources. These assurances do not cover or provide for a return on equity. On the other hand, payments to the Company under the Unit Power Sales Agreement cover the Company's full cost of service, to the extent allowed pursuant to FERC ratemaking practices, including a return on equity. The Availability Agreement by its terms provides that amounts payable thereunder in respect of Grand Gulf 1 are payable even if the unit is not in service for any reason. As discussed above, payments under the Unit Power Sales Agreement are required to be made so long as Grand Gulf 1 remains in commercial operation. Since commercial operation of Grand Gulf 1 began, payments under the Unit Power Sales Agreement to the Company have exceeded the amounts payable under the Availability Agreement. Accordingly, no payments under the Availability Agreement by the System Operating Companies have ever been required.

   The Capital Funds Agreement and the Availability Agreement may be terminated, amended or modified by mutual agreement of the parties thereto, and upon obtaining, if required, the consent of those holders of the Company's indebtedness then outstanding who have received assignments of such agreements as referred to above and described further below. Unlike the New Bonds, the Company's obligation to pay when due the principal of and premium, if any, and interest on the Debt Securities will not be secured by any assets of the Company or by any pledge of the Company's First Mortgage Bonds, nor by any assignment of the Company's rights under the Capital Funds Agreement or the Availability Agreement. Holders of the Debt Securities offered hereby will have no direct legal recourse against the Company, Entergy or the System Operating Companies under the terms of the Capital Funds Agreement or the Availability Agreement. For further information with respect to these agreements, reference is made to Part I, Item 1, "Certain System Financial and Support Agreements," on page 8 of the 1995 10-K, and to Note 8, "Commitments and Contingencies" of the Company's Notes to Financial Statements on page 164 of the 1995 10-K.

   The information above relating to the Company does not purport to be comprehensive and should be read together with the financial statements and other information contained in the Incorporated Documents. For further information concerning Entergy and the System Operating Companies, reference is made to the information relating to such companies contained in the Annual Report on Form 10-K for the year ended December 31, 1995 of Entergy and the System Operating Companies.

                                USE OF PROCEEDS

   Except as otherwise described in any Prospectus Supplement, the net proceeds to be received from the issuance and sale of the Offered Securities are expected to be applied primarily to the redemption, repurchase, repayment or retirement of outstanding indebtedness of the Company. The interest rate and maturity of any indebtedness to be discharged with the proceeds of any series of the Offered Securities will be set forth in the applicable Prospectus Supplement.

                      RATIO OF EARNINGS TO FIXED CHARGES

                                                Twelve Months Ended
                                       -------------------------------------
                                                        December 31,
                                       March 31, ---------------------------
                                         1996    1995  1994   1993 1992 1991
                                       --------- ---- ----    ---- ---- ----
    Ratio of Earnings to Fixed Charges   2.08    2.07 1.23(a) 1.87 2.04 1.74

--------
(a) Earnings for the twelve months ended December 31, 1994 include a charge of $80.2 million as a result of the settlement of a long-standing dispute at the Federal Energy Regulatory Commission (the "FERC Settlement") involving income tax allocation procedures of the Company. For further information with respect to the FERC Settlement, reference is made to Note 2, "Rate and Regulatory Matters", of the Company's Notes to Financial Statements on page 138 of the 1995 10-K.

                         DESCRIPTION OF THE NEW BONDS

General

   Set forth below are certain general terms and provisions of the New Bonds, which may be issued from time to time in one or more series. The particular terms of each series of Offered Bonds will be described in a Prospectus Statement relating thereto. Accordingly, for a description of the terms of any particular series, reference must be made to both the description set forth below and the Prospectus Supplement relating thereto.

   The statements under this heading do not purport to be complete and are subject to the detailed provisions of System Energy's Mortgage and Deed of Trust, dated as of June 15, 1977, to United States Trust Company of New York (the "Corporate Trustee") and Gerard F. Ganey (successor to Malcolm J. Hood) (the "Co-Trustee," and together with the Corporate Trustee, the "Trustees"), as supplemented by nineteen supplemental indentures thereof and as further supplemented by one or more supplemental indentures thereto (collectively, the "Mortgage"), all of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. All of the bonds issued under the Mortgage together with the New Bonds are collectively referred to as "First Mortgage Bonds." Capitalized terms not otherwise defined herein shall have the respective meaning assigned to them in the Mortgage.

   The New Bonds may be issued in one or more series under the Mortgage. Reference is made to the Prospectus Supplement relating to any particular series of Offered Bonds for the following terms, including among others: (1) the designation of such series of the New Bonds; (2) the aggregate principal amount of such series; (3) the date on which such series will mature; (4) the rate at which such series will bear interest and the date from which such interest accrues; (5) the dates on which interest will be payable; (6) the price, including the "general redemption prices" and the "special redemption prices" and the other terms and conditions upon which the particular series may be redeemed by the Company prior to maturity; and (7) the designation of the particular Supplementary Capital Funds Agreement and Assignment and the Assignment of Availability Agreement, Consent and Agreement to a given series of New Bonds.

Form, Exchange and Transfer

   Unless otherwise specified in the applicable Prospectus Supplement, the New Bonds of each series will be issued only in fully registered form in denominations of $1,000 and, at the option of the Company, in any multiple or multiples of $1,000.

   At the option of the registered owner, subject to the terms of the Mortgage and the limitations applicable to global securities, any New Bonds, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, shall be exchangeable for a like aggregate principal amount of bonds of the same series of other authorized denominations.

   Subject to the terms of the Mortgage and the limitations applicable to global securities, the New Bonds shall be transferable, upon the surrender thereof for cancellation, together with a written instrument of transfer in form approved by the registrar duly executed by the registered owner or by his duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York.

   Upon any exchange or transfer of the New Bonds, the Company may make a charge therefor, sufficient to reimburse it for any tax or taxes or other governmental charge, as provided in any supplemental indenture, but the Company hereby waives any right to make a charge in addition thereto for any exchange or transfer of the New Bonds. (Mortgage, Article II).

Redemption

   Any terms for the optional or mandatory redemption of any series of New Bonds will be set forth in the applicable Prospectus Supplement.

   Cash deposited under any provisions of the Mortgage (with certain exceptions) may be applied to the redemption or purchase (including the purchase from System Energy) of First Mortgage Bonds of any series. (Mortgage,
Article X).

Security

   The New Bonds, together with all other First Mortgage Bonds now or hereafter issued under the Mortgage, are secured by the Mortgage, which constitutes, in the opinion of Wise Carter Child & Caraway, Professional Association (counsel for System Energy): (i) a valid, first lien on all real property, which does not include property held by the Company under leases, and interests in real property and the improvements thereon specifically described in the granting clauses of the Mortgage (and not excepted from the Lien of the Mortgage by the provisions thereof) and (ii) a first perfected security interest in all personal property, interests in personal property and fixtures specifically described in the granting clauses of the Mortgage (and not excepted from the Lien of the Mortgage by the provisions thereof), in each case subject to no liens, charges or encumbrances, other than (a) Excepted Encumbrances, (b) minor defects and encumbrances customarily found in properties of like size and character which do not materially impair the use of the property affected thereby in the conduct of the business of the Company, and (c) liens, defects and encumbrances, if any, existing or placed thereon at the time of acquisition thereof by the Company and except as limited by bankruptcy law. There are excepted from the Lien certain property, including all cash and securities, all products, equipment, apparatus, materials or supplies held for sale or other disposition or consumable during use including Nuclear Fuel; rolling stock, automobiles, vehicles and aircraft and any Space Satellites; timber, minerals, mineral rights and royalties; and receivables, contracts, leases and operating agreements.

   The Mortgage contains provisions for subjecting after acquired property (subject to pre-existing liens) to the Lien thereof, subject to limitations in the case of consolidation, merger or sale of substantially all of System Energy's assets. (Mortgage, Sections. 16.02 and 16.03).

   The Mortgage requires that most proceeds of property insurance be held by the Corporate Trustee pending release to the Company or to stated uses in respect of First Mortgage Bonds. See Note 8, "Commitments and Contingencies--Nuclear Insurance" of the Company's Notes to Financial Statements in the 1995 10-K for information with respect to an NRC rule which could significantly restrict the availability of insurance proceeds to the Corporate Trustee and the holders of First Mortgage Bonds.

   The Ninth, Tenth, Fifteenth, Sixteenth and Seventeenth Series Bonds have as additional security the sole and exclusive benefit of the Eighteenth, Nineteenth, Twenty-sixth, Twenty-seventh and Twenty-ninth Assignments of Availability Agreement, Consent and Agreement, respectively, and the Eighteenth, Nineteenth, Twenty-sixth, Twenty-seventh and Twenty-ninth Supplementary Capital Funds Agreements and Assignments, respectively, and all proceeds therefrom. (Eleventh, Twelfth, Seventeenth, Eighteenth and Nineteenth Supplemental Indentures, Section 7.01).

   Each series of the New Bonds will have as additional security the sole and exclusive benefit of its own Assignment of Availability Agreement, Consent and Agreement among the Company, the System Operating Companies and the Trustees and its own Supplementary Capital Funds Agreement and Assignment among the Company, Entergy and the Trustees, and all proceeds therefrom. Under the Eighteenth, Nineteenth, Twenty-sixth, Twenty-seventh and Twenty-ninth Assignments of Availability Agreement, Consent and Agreement and each such Assignment relating to the New Bonds, provisions of the Availability Agreement and such Assignments may be amended or waived at any time upon the receipt of consents from the holders of more than 50% of the aggregate outstanding principal amount of the affected series of First Mortgage Bonds and any other necessary consents. Similarly, the Eighteenth, Nineteenth, Twenty-sixth, Twenty-seventh and Twenty-ninth Supplementary Capital Funds Agreements and Assignments and each Supplementary Capital Funds Agreement and Assignment relating to the New Bonds will provide that the provisions of the Capital Funds Agreement and such Supplements may be amended or waived at any time upon the receipt of consents from the holders of more than 50% of the aggregate outstanding principal amount of the affected series of First Mortgage Bonds and any other necessary consents.

   Under each Assignment of Availability Agreement, Consent and Agreement, System Energy has assigned to the bondholders secured thereby its rights, on a pari passu basis, to certain payments which the System Operating Companies have agreed to make to System Energy in respect of the Grand Gulf Station. Under each Supplementary Capital Funds Agreement and Assignment, System Energy has assigned to the bondholders secured thereby its rights, on a pari passu basis, to certain payments which Entergy has agreed to make to System Energy. System Energy has reserved the right to assign its rights to these payments from the System Operating Companies and Entergy to other lenders on a pari passu basis. At present these rights are also assigned to a group of banks providing letters of credit in respect of a lease of approximately an 11.5% undivided ownership interest in Grand Gulf 1. See Note 8, "Commitments and Contingencies--Reimbursement Agreement" and Note 9, "Leases--Sale and Leaseback Transactions" of the Company's Notes to Financial Statements on pages 164 and 165, and pages 172 and 173, respectively, in the 1995 10-K and subsequent Incorporated Documents for further information.

   For a further description of the terms of the Availability Agreement and the Capital Funds Agreement and related agreements, reference is made to "Capital Requirements and Future Financing--Certain System Financial and Support Agreements" on pages 8 and 10 in the 1995 10-K and subsequent Incorporated Documents.

   Further, System Energy has reserved the right to terminate the Availability Agreement, the Eighteenth, Nineteenth, Twenty-sixth, Twenty-seventh and Twenty-ninth Assignments of Availability Agreement, Consent and Agreement and each Assignment of the Availability Agreement, Consent and Agreement relating to the New

Bonds, and the Capital Funds Agreement and the Eighteenth, Nineteenth, Twenty-sixth, Twenty-seventh and Twenty-ninth Supplementary Capital Funds Agreements and Assignments and each Supplementary Capital Funds Agreement and Assignment relating to the New Bonds upon delivery to the Corporate Trustee of an Officers' Certificate stating that: (i) System Energy's First Mortgage Bonds have been rated A3, A- or A- or better, respectively, by Moody's Investors Service, Standard & Poor's and Duff & Phelps, for at least the preceding 6 consecutive months, and (ii) System Energy has obtained written confirmation from each such rating agency, or their successors, that the ratings of System Energy's First Mortgage Bonds rated by such rating agency had not then dropped below A3, A- or A-, respectively, and (iii) said Agreements are similarly terminated as to all other outstanding series of First Mortgage Bonds and all other indebtedness of System Energy. (Eleventh and Twelfth Supplemental Indentures, Section 9.07, Seventeenth Supplemental Indenture, Section 9.04, and Eighteenth and Nineteenth Supplemental Indentures, Section 9.05).

   System Energy has reserved the additional right to terminate the Availability Agreement, each Assignment relating to the New Bonds, the Capital Funds Agreement and each Supplementary Capital Funds Agreement and Assignment relating to the New Bonds upon delivery to the Corporate Trustee of an Officers' Certificate stating that (i) with respect to each series of First Mortgage Bonds established prior to June 1, 1992, either (a) no First Mortgage Bonds of such series remain Outstanding or (b) the requisite number of First Mortgage Bonds of such series have consented to the termination of the Availability Agreement and the Assignments thereof, the Capital Funds Agreement and the Supplements thereto, and (ii) said Agreements are similarly terminated as to all other Outstanding series of First Mortgage Bonds and all other indebtedness of System Energy. (Seventeenth Supplemental Indenture, Section 9.04, and Eighteenth and Nineteenth Supplemental Indentures, Section 9.05).

   Under each Supplemental Indenture relating to the New Bonds, System Energy will covenant that it will not grant any security interest in its rights under the System Agreement, the Availability Agreement, the related Assignment of Availability Agreement, the Capital Funds Agreement or the related Supplementary Capital Funds Agreement and Assignment, except for security interests contemplated by such Assignment of Availability Agreement and Supplementary Capital Funds Agreement and Assignment, respectively. In addition, with certain restrictions, System Energy has covenanted that it will not grant a security interest in its rights under any agreement for the sale of capacity and or energy from Grand Gulf 1 unless it simultaneously or prior thereto, grants to the holder of all First Mortgage Bonds a pro rata, pari passu interest in such collateral.

   Each Supplemental Indenture relating to the New Bonds will also permit System Energy to deposit with the Corporate Trustee cash or United States Government obligations, either of which would provide security for the New Bonds in lieu of the Lien of the Mortgage. In such event, System Energy would remain liable to pay when due the principal of, premium, if any, and interest on the New Bonds, but would no longer be subject to the general covenants of such Supplemental Indenture. If all Outstanding Bonds are similarly defeased, System Energy would no longer be subject to the covenants of the Mortgage.

Issuance of Additional First Mortgage Bonds

   Subject to the general restrictions on indebtedness referred to below under "--Restrictions on Indebtedness," First Mortgage Bonds of any series may be issued from time to time on the bases of (1) 60% of the lesser of the cost or fair value of property additions after adjustments to offset retirements; (2) retirement of First Mortgage Bonds; and (3) deposit of cash. Deposited cash may be withdrawn upon the bases stated in (1) and (2). Property additions generally include electric property acquired but may not include items excepted from the Lien as summarized above under "Security". Various earnings tests are applicable in certain cases for the issuance of additional First Mortgage Bonds. (See "--Restrictions on Indebtedness"). System Energy presently expects to issue all of the New Bonds against the retirement of First Mortgage Bonds or available property additions. At March 31, 1996, System Energy had $435.7 million of available property additions, against which $261.4 million of First Mortgage Bonds could have been issued. The issuance tests in the Mortgage are not expected to limit the ability of System Energy to issue the New Bonds.

Restrictions on Indebtedness

   The Mortgage provides that no First Mortgage Bonds shall be delivered (with certain exceptions relating to issuance upon the basis of the retirement of First Mortgage Bonds) unless the Revised Adjusted Net Earnings for 12 consecutive months out of the preceding 15 months equal at least 2 times the annual interest requirements on all First Mortgage Bonds at the time Outstanding, including the additional issue and all indebtedness of prior or equal rank. No expenses for interest or for the amortization of debt discount and expense, amortization of property (other than depreciation or other similar provisions for property retirement), or for other amortization, or for any other extraordinary charge to income of whatever kind or nature, or for refunds of revenues previously collected by System Energy subject to possible refund, or for any sinking fund or other device for the retirement of any indebtedness are required to be deducted from System Energy's revenues or its other income and no extraordinary items of any kind shall be included in calculating Revised Adjusted Net Earnings. (Ninth and Tenth Supplemental Indentures, Article III).

Release and Substitution of Property
   Property may be released upon the bases of (i) deposit of cash or, to a limited extent, purchase money mortgages, (ii) property additions, after adjustments in certain cases to offset retirements and after making adjustments for Qualified Lien Bonds outstanding against property additions, and (iii) waiver of the right to issue First Mortgage Bonds, without applying any earnings test. Cash may be withdrawn upon the bases stated in (ii) and (iii) above subject to certain restrictions. (Mortgage, Article XI).

   The Mortgage contains special provisions with respect to Qualified Lien Bonds pledged, and disposition of moneys received on pledged prior lien bonds. (Mortgage, Articles VIII and IX).

Defaults

   Defaults are defined as being in default in payment of principal or any premium; default for 60 days in payment of interest; certain events in bankruptcy, insolvency or reorganization; various defaults by Entergy or System Energy or any of the System Operating Companies in connection with the Supplementary Capital Funds Agreement and Assignment related to the New Bonds, the Availability Agreement, the Assignment of Availability Agreement related to the New Bonds or the System Agreement, all generally subject to 30-day grace periods and with the right of the holders of at least 15% in principal amount of the New Bonds then Outstanding to give notice of Default in certain such cases; the cessation of the Supplementary Capital Funds Agreement and Assignment related to the New Bonds, the Availability Agreement, and the Assignment of Availability Agreement related to the New Bonds to be in full force and effect under certain circumstances, and unless a substitute agreement is provided under certain conditions; certain sales, mortgage or pledge of common stock of System Energy or the System Operating Companies, but not including certain permitted mergers and dispositions of gas properties; and default for 90 days after notice of other covenants. (Mortgage, Section 13.01). The Trustees may withhold notice of default (except in payment of principal, interest or an installment of any fund for retirement of First Mortgage Bonds) if they think it is in the interest of the holders of First Mortgage Bonds. (Mortgage, Section 13.02).

   The Corporate Trustee or holders of 25% of all First Mortgage Bonds may declare the principal and interest due on Default. However, a majority in principal amount of all Outstanding First Mortgage Bonds may annul such declaration if the Default has been cured. (Mortgage, Section 13.03). Holders of a majority of First Mortgage Bonds may direct the time, method and place of conducting any proceeding for any remedy available to the Trustees or exercising any trust or power conferred upon the Trustees, but the Trustees are not required to follow such direction if not sufficiently indemnified for expenditures. (Mortgage, Section 13.07).

Restriction on Dividends and Stock Redemptions

   System Energy may not declare dividends, other than stock dividends, or make other distributions on or acquisitions of, its stock (except where concurrently certain contributions or stock proceeds are received) unless certain defaults do not exist and the sum of certain indebtedness does not exceed 65% of adjusted capitalization. Certain other restrictions on the payment of common stock dividends by System Energy are discussed under Note 8, "Commitment and Contingencies--Reimbursement Agreement" of the Company's Notes to Financial Statements on pages 164 and 165 in the 1995 10-K and subsequent Incorporated Documents.

Modification of the Mortgage

   The rights of the holders of First Mortgage Bonds generally may be modified with the consent of the holders of 66 2/3% of the First Mortgage Bonds and, if less than all series of First Mortgage Bonds are affected, the consent also of the holders of 66 2/3% of the First Mortgage Bonds of each series affected. (Mortgage, Article XIX). The Company has reserved the right (without any consent or other action by holders of any series of bonds created after 1991, including the New Bonds) to substitute for the foregoing provisions the following: Bondholders' rights may be modified with the consent of the holders of a majority of the First Mortgage Bonds, but if less than all series of the First Mortgage Bonds are so affected, only the consent of a majority of the affected First Mortgage Bonds is required. In general, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any Bondholder without his consent.

   However, various supplemental indentures provide that certain provisions of the Mortgage may be amended or waived by the holders of a majority of First Mortgage Bonds of the related particular series. (Eleventh, Twelfth, Eighteenth and Nineteenth Supplemental Indentures, Section 9.04 and Seventeenth Supplemental Indenture, Section 9.03).

                        DESCRIPTION OF DEBT SECURITIES

   Set forth below are certain general terms and provisions of the Debt Securities, which may be issued from time to time in one or more series. The particular terms of each series of Offered Debt Securities will be described in a Prospectus Supplement relating thereto. Accordingly, for a description of the terms of any particular series, reference must be made to both the description set forth below and the Prospectus Supplement relating thereto.

   The statements under this heading do not purport to be complete and are subject to the detailed provisions of an Indenture dated as of September 1, 1995 (the "Indenture") between the Company and Chemical Bank, as trustee (the "Indenture Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. References in parentheses below refer to section numbers in the Indenture and capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Indenture.

General

   The Debt Securities may be issued in one or more new series under the Indenture. The Indenture does not contain any limitation on the principal amount of Debt Securities which may be issued thereunder. The Debt Securities will be unsecured obligations of the Company.

   Reference is made to the Prospectus Supplement relating to any particular series of Offered Debt Securities for the following terms, including among others: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities or the series of which they are a part; (3) the date or dates on which the principal of any of such Debt Securities will be payable; (4) the rate or rates at which any of such Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; (5) the place or places where the principal of and premium, if any, and interest on any of such Debt Securities will be payable;
(6) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (7) the obligation, if any, of the Company to redeem or purchase any of such Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (8) the denominations in which any of such Debt Securities will be issuable if other than denominations of $1,000 and any integral multiple thereof; (9) if the amount of principal of or any premium or interest on any of such Debt Securities will be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;
(10) if any such Debt Securities will be issued in global form and, if so, any and all matters incidental to such Debt Securities; (11) any addition to the Events of Default applicable to any of such Debt Securities; (12) any addition to the covenants of the Company for the benefit of the Holders of such Debt Securities in the Indenture; and (13) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture. (Section 301).

Form, Exchange and Transfer

   Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities of each series will be issuable only in fully registered form without coupons and in denominations of $1,000 and any integral multiple thereof. (Sections 201 and 302).

   At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to global securities, Debt Securities of any series will be exchangeable for other Debt Securities of the same series, of any authorized denomination and of like tenor and aggregate principal amount. (Section 305).

   Subject to the terms of the Indenture and the limitations applicable to global securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or accompanied by a duly executed instrument of transfer) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. The Company may designate itself the Security Registrar. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 305). Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable Prospectus Supplement. The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 602).

   The Company will not be required to (i) issue, register the transfer of, or exchange any Debt Security or any Tranche thereof during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security called for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305).

Payment and Paying Agents

   Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307).

   Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying

Agents as the Company may designate for such purpose from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Indenture Trustee in New York City will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 602).

   All moneys paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Debt Security thereafter may look only to the Company for payment thereof. (Section 603).

Redemption

   Any terms for the optional or mandatory redemption of any series of Debt Securities will be set forth in the applicable Prospectus Supplement. Except as shall otherwise be provided in the applicable Prospectus Supplement with respect to Debt Securities that are redeemable at the option of the Holder, Debt Securities will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the Debt Securities of a series, or any Tranche thereof, are to be redeemed, the particular Debt Securities to be redeemed will be selected by such method as shall be provided for any particular series, or in the absence of any such provision, by such method of random selection as the Security Registrar deems fair and appropriate. (Sections 403 and 404).

   Any notice of redemption at the option of the Company may state that such redemption will be conditional upon receipt by the Paying Agent or Agents, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Debt Securities and that if such money has not been so received, such notice will be of no force and effect and the Company will not be required to redeem such Debt Securities. (Section 404).

Events of Default

   The Indenture defines the occurrence of any one or more of the following events to be an "Event of Default":

   (a) failure to pay any interest on any Debt Security within 60 days after the same becomes due and payable;

   (b) failure to pay the principal of or premium, if any, on any Debt Security when due and payable;

   (c) failure to perform or breach of any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty of the Company in the Indenture solely for the benefit of one or more series of Debt Securities other than such series), for 60 days after written notice to the Company by the Indenture Trustee, or to the Company and the Indenture Trustee by the Holders of at least 33% in principal amount of the Debt Securities Outstanding under the Indenture as provided in the Indenture;

   (d) certain events of bankruptcy, insolvency or reorganization; or

   (e) any other Event of Default specified with respect to the Debt Securities. (Section 801).

   No Event of Default with respect to a particular series of the Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities that may be issued under the Indenture.

Remedies

   If an Event of Default occurs and is continuing with respect to Debt Securities of any series at the time Outstanding, then either the Indenture Trustee or the Holders of not less than 33% in principal amount of the Outstanding Debt Securities of such series may declare the principal amount (or if any of the Debt Securities of such series are Discount Securities, such portion of the principal amount of such Debt Securities as may be specified in the applicable Prospectus Supplement) of all of the Debt Securities of such series to be due and payable immediately; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Debt Securities, the Indenture Trustee or the Holders of not less than 33% in aggregate principal amount of the Outstanding Debt Securities of all such series, considered as one class, may make such declaration of acceleration, and not the Holders of the Debt Securities of any one of such series.

   At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Indenture Trustee, the Event of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

   (a) the Company has paid or deposited with the Indenture Trustee a sum sufficient to pay:

      (1) all overdue interest on the Debt Securities of such series;

      (2) the principal of and premium, if any, on the Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debt Securities;

      (3) interest upon overdue interest at the rate or rates prescribed therefore in the Debt Securities of such series, to the extent that payment of such interest is lawful; and

      (4) all amounts due to the Indenture Trustee under the Indenture;

and

   (b) any other Event or Events of Default with respect to the Debt Securities of such series, other than the nonpayment of the principal of the Debt Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (Section 802).

   If an Event of Default occurs and is continuing with respect to a series of Debt Securities, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Debt Securities of such series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Debt Securities issued under the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Debt Securities of any one of such series; and provided, further, that (a) such direction will not be in conflict with any rule of law or with the Indenture and will not involve the Indenture Trustee in personal liability in circumstances where reasonable indemnity would not in the Indenture Trustee's sole discretion be adequate and
(b) the Indenture Trustee may take any other action it deems proper which is not inconsistent with such direction. (Section 812).

   The Holders of a majority in principal amount of the then Outstanding Debt Securities of any series may waive any past default under the Indenture except a default (a) in the payment of the principal of or premium, if any, or interest, if any, on any Debt Security of such series or (b) with respect to a covenant or provision of the Indenture which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 813).

   The right of a Holder of a Debt Security to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, but each Holder has an absolute right to receive payment of principal and premium, if any, and interest, if any, on or after the applicable due date specified in such Debt Security and to institute suit for the enforcement of any such payment. (Sections 807 and 808). The Indenture provides that the Indenture Trustee, within 90 days after the occurrence of any default thereunder with respect to the Debt Securities of any series, is required to give the Holders of the Debt Securities of such series notice of such default, unless cured or waived; provided, however, that, except in the case of a default in the payment of principal of or premium, if any, or interest, if any, on the Debt Securities of such series, the Indenture Trustee may withhold such notice if the Indenture Trustee determines that it is in the interest of such Holders to do so; and provided, further, that in the case of an Event of Default of the character specified above in clause (c) under "Events of Default," no such notice shall be given to such Holders until at least 75 days after the occurrence thereof. (Section 902).

   The Company will be required to furnish annually to the Indenture Trustee a statement by an appropriate officer as to such officer's knowledge of the Company's compliance with all conditions and covenants under the Indenture, such compliance to be determined without regard to any period of grace or requirement of notice under the Indenture. (Section 606).

Consolidation, Merger, Conveyance, Transfer or Lease

   The Company will not consolidate with or merge into any other corporation or convey, transfer, or lease its properties and assets substantially as an entirety to any Person unless (a) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the property and assets of the Company substantially as an entirety, is a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person expressly assumes, by supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the Outstanding Debt Securities and the performance of all of the covenants of the Company under the Indenture, (b) immediately after giving effect to such transactions, no Event of Default, and no event which after notice and lapse of time would become an Event of Default, will have occurred and be continuing, and (c) the Company will have delivered to the Indenture Trustee an Officer's Certificate and an Opinion of Counsel as provided in the Indenture. (Section 1101).

   Unless otherwise indicated in the applicable Prospectus Supplement, there are no provisions that will afford the Holders of Debt Securities protection in the event of a highly leveraged transaction involving the Company. There are also no provisions that will require the repurchase of the Debt Securities upon a change in control of the Company.

Modification of Indenture

   Without the consent of any Holders of Debt Securities, the Company and the Indenture Trustee may enter into one or more supplemental indentures, in form satisfactory to the Indenture Trustee, for any of the following purposes:

   (a) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and the Debt Securities;

   (b) to add to the covenants of the Company for the benefit of the Holders of all or any series of Outstanding Debt Securities or to surrender any right or power conferred upon the Company by the Indenture;

   (c) to add any additional Events of Default with respect to all or any series of Outstanding Debt Securities;

   (d) to change or eliminate any provision of the Indenture or to add any provision to the Indenture; provided that if such change, elimination or addition will adversely affect the interests of the Holders of Debt Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when there is no Debt Security of such series remaining Outstanding under the Indenture;

   (e) to provide collateral security for the Debt Securities;

   (f) to establish the form or terms of Debt Securities of any series as permitted by the Indenture;

   (g) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and any matters incidental thereto;

   (h) to evidence and provide for the acceptance of appointment of a separate or successor Indenture Trustee under the Indenture with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one Indenture Trustee;

   (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of Debt Securities;

   (j) to change any place or places where (1) the principal of and premium, if any, and interest, if any, on all or any series of Debt Securities shall be payable, (2) all or any series of Debt Securities may be surrendered for registration of transfer, (3) all or any series of Debt Securities may be surrendered for exchange, and (4) notices and demands to or upon the Company in respect of all or any series of Debt Securities may be served; or

   (k) to cure any ambiguity, defect or inconsistency or to make any other changes to the provisions of the Indenture with respect to matters and questions arising under the Indenture, provided such action shall not adversely affect the interests of the Holders of Debt Securities of any series in any material respect. (Section 1201).

   The consent of the Holders of a majority in aggregate principal amount of the Debt Securities of all series then Outstanding under the Indenture, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture pursuant to an indenture or supplemental indenture; provided, however, that if less than all of the series of Debt Securities Outstanding under the Indenture are directly affected by a supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Debt Securities of any series have been issued in more than one Tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Debt Securities of one or more, but less than all, of such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all Tranches so directly affected, considered as one class, will be required; and provided, further, that no such supplemental indenture will, without the consent of the Holder of each Outstanding Security under the Indenture of each such series directly affected thereby, (a) change the Stated Maturity of, or any installment of principal of or interest on, any Debt Security, or reduce the principal thereof or the rate of interest (or the amount of any installment of interest thereon), if any, thereon or redemption premium thereon, or change the method of calculating the rate of interest thereon, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof, or change the coin or currency (or other property) in which any Debt Security or any premium or the interest thereon is payable or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Debt Security (or, in the case of redemption, on or after the Redemption Date), (b) reduce the percentage in principal amount of the Debt Securities Outstanding under such series, the consent of the Holders of which is required for any supplemental indenture or waiver of compliance with any provision of the Indenture or any default thereunder and its consequences or to reduce the requirements for quorum and voting under the Indenture, or (c) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults.

   A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities or one or more Tranches thereof, or which modifies the rights of the Holders of Debt Securities of such series or Tranches with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of Debt Securities of any other series or Tranche. (Section 1202).

   The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture or whether a quorum is present at a meeting of Holders of Debt Securities, (i) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor (unless the Company, such Affiliate or such obligor owns all Outstanding Debt Securities under the Indenture, or all Outstanding Debt Securities of each such series and each such Tranche, as the case may be, determined without regard to this clause (i)) shall be disregarded and deemed not to be Outstanding; (ii) the principal amount of a Discount Security that shall be deemed to be Outstanding for such purposes shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the Maturity thereof as provided in the Indenture; and (iii) the principal amount of a Debt Security denominated in one or more foreign currencies or a composite currency that will be deemed to be Outstanding will be the amount of Dollars which could have been purchased by the principal amount (or, in the case of a Debt Security described in clause
(ii) above, of the amount described in such clause) of such currency or composite currency evidenced by such Debt Security. (Section 101).

   If the Company shall solicit from Holders any request, demand, authorization, direction, notice, consent, election, waiver or other Act, the Company may, at its option, by Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, election, waiver or other Act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, election, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on the record date shall be deemed to be Holders for the purposes of (i) determining whether Holders of the requisite proportion of the Outstanding Debt Securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act and for that purpose the Outstanding Debt Securities shall be computed as of the record date or (ii) determining which Holders may revoke any such Act. Any request, demand, authorization, direction, notice, consent, election, waiver or other Act of a Holder shall bind every future Holder of the same Debt Security and the Holder of every Debt Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Indenture Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Debt Security. (Section 104).

Defeasance

   Unless otherwise indicated in the applicable Prospectus Supplement for a series of Offered Securities, any series of Debt Securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture (except as to any surviving rights of registration of transfer or exchange expressly provided for in the Indenture), and the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Indenture Trustee or any Paying Agent (other than the Company), in trust: (a) money in an amount which will be sufficient, or (b) Government Obligations (as defined below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Indenture Trustee or such Paying Agent, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Debt Securities of such series or portions thereof. (Section 701). For this purpose, Government Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United

States of America entitled to the benefit of the full faith and credit thereof and certificates, depository receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

   For Federal income tax purposes, any deposit contemplated in the preceding paragraph would be treated as a taxable exchange of the related Debt Securities for other property. Accordingly, Holders of such Debt Securities would recognize a gain or loss for Federal income tax purposes in an amount equal to the fair market value of such property over their adjusted tax basis in the Debt Securities deemed exchanged. In addition, such Holders thereafter may be required to recognize income from such property which could be different from the income that would be recognized in the absence of such deposit. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of such deposit.

Resignation of the Indenture Trustee

   The Indenture Trustee may resign at any time by giving written notice thereof to the Company or may be removed at any time by Act of the Holders of a majority in principal amount of the then Outstanding Debt Securities delivered to the Indenture Trustee and the Company. No resignation or removal of the Indenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a Indenture Trustee appointed by Act of the Holders, if the Company has delivered to the Indenture Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Indenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Section 910).

                             BOOK-ENTRY SECURITIES

   Unless otherwise specified in the applicable Prospectus Supplement, The Depository Trust Company, New York, New York ("DTC") will act as securities depository for the Securities. The Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully-registered global certificates will be issued for the Securities representing the aggregate principal amount of such series of Securities and will be deposited with DTC.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (the "Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants," and together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

   Purchases of Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Securities on DTC's records. The ownership interest of each actual purchaser of each Security (a "Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' respective records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interest in the Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interest in Securities except in the event that use of the book-entry system for the Securities is discontinued.

   To facilitate subsequent transfers, all Securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Redemption notices shall be sent to Cede & Co. If less than all of the Securities of an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

   Neither DTC nor Cede & Co. will consent or vote with respect to the Securities. Under its usual procedures, DTC mails an omnibus proxy (an "Omnibus Proxy") to the Participants as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

   Principal, premium, if any, and interest payments on the Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of such Participant and not of DTC, the underwriters, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, redemption premium, if any, and interest to DTC is the responsibility of the Company or the respective trustees. Disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

   DTC may discontinue providing its services as securities depository with respect to the Securities at any time by giving reasonable notice to the Company. Under such circumstances and in the event that a successor securities depository is not obtained, Securities certificates are required to be printed and delivered. In addition, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, securities certificates will be printed and delivered.

   The Company will not have any responsibility or obligation to Participants or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the Securities, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the Beneficial Owners.

   So long as Cede & Co. is the registered owner of the Securities, as nominee of DTC, references herein to Holders of the Securities shall mean Cede & Co. or DTC and shall not mean the Beneficial Owners of the Securities.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC. Neither the Company, the respective trustees nor the underwriters, dealers or agents takes responsibility for the accuracy or completeness thereof.

                             PLAN OF DISTRIBUTION

   The Company may sell the Securities: (i) through underwriters or dealers,
(ii) directly to one or more purchasers, (iii) through agents or (iv) through a combination of any such methods of sale. The applicable Prospectus Supplement with respect to the Offered Securities shall set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Offered Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid by any underwriters to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

   If underwriters are used in the sale of the Offered Securities, such Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters with respect to a particular underwritten offering of Offered Securities will be named in the applicable Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. In connection with the sale of Offered Securities, the underwriters may receive compensation from the Company or from purchasers in the form of discounts, concessions or commissions. The underwriters will be, and any dealers participating in the distribution of the Offered Securities may be, deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. The Company has agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. The underwriting agreement pursuant to which any Offered Securities are to be sold will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the Offered Securities if any are purchased; provided that the agreement between the Company and the underwriter providing for the sale of the Offered Securities may provide that under certain circumstances involving a default of underwriters that less than all of the Offered Securities may be purchased.

   Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. The applicable Prospectus Supplement shall set forth the name of any agent involved in the offer or sale of the Offered Securities in respect of which such Prospectus Supplement is delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

   If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the applicable Prospectus Supplement, and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

                             EXPERTS AND LEGALITY

   The Company's balance sheet as of December 31, 1995 and 1994 and the statements of income, retained earnings, and cash flows and the related financial statement schedule for each of the two years in the period ended December 31, 1995, incorporated by reference in this Prospectus, have been incorporated by reference herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

   The statements of income, retained earnings, and cash flows for the year ended December 31, 1993, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated February 11, 1994 (November 30, 1994 as to Note 2, "Rate and Regulatory Matters--FERC Settlement"), also incorporated by reference herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The legality of the Securities will be passed upon for the Company by Reid & Priest LLP, New York, New York and Wise Carter Child & Caraway, Professional Association, Jackson, Mississippi. Certain legal matters will be passed upon for any underwriters, dealers or agents by Winthrop, Stimson, Putnam & Roberts, New York, New York. Matters pertaining to New York law will be passed upon by Reid & Priest LLP, New York counsel to the Company, matters pertaining to Mississippi law will be passed upon by Wise Carter Child & Caraway, Professional Association, Mississippi counsel to the Company and matters pertaining to Arkansas law will be passed upon by Friday, Eldredge & Clark, Arkansas counsel to the Company.

   The statements made as to matters of law and legal conclusions made under "Description of the New Bonds" and the "Description of Debt Securities" have been reviewed by Wise Carter Child & Caraway, Professional Association, Jackson, Mississippi, and, except as to "Security" under "Description of the New Bonds," have been reviewed by Reid & Priest LLP, New York, New York, and are set forth herein in reliance upon the opinions of said firm, respectively, and upon their authority as experts.

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